Exhibit 99.1

Secured Financial Network, Inc. Announces $417,500 Reduction in Convertible Debt with No Shareholder Dilution

POMPANO BEACH, FL, August 19, 2010 (PRIME NEWSWIRE) – Michael E. Fasci, Secured Financial Network, Inc.'s (OTC BB:SFNL - News) Chief Financial Officer, today released an update on the Company’s financial position.

Mr. Fasci stated: “Now that the Company’s second quarter numbers have been released in our Form 10-Q report (the Report), management wanted to further expand on a significant subsequent event footnote regarding the agreement related to the Nutmeg Group, LLC (Nutmeg) Secured Convertible Notes that was included in the Report.

As previously noted in the Report, in exchange for $200,000 cash, the Company has negotiated the reduction of $417,500 of debt relating to the Nutmeg Secured Convertible Notes, which includes $257,500 principal amount and approximately $160,000 of accrued interest when the transaction is completed in installments by the end of September 2010.  In addition, once the notes are satisfied we will eliminate $287,296 worth of derivative and liquidating liabilities as of June 30, 2010”.

Mr. Fasci also stated: “While managements focus continues to be on revenue growth, we have not lost sight of our ongoing desire to reduce debt from our balance sheet. Because the Company carries a significant debt load, and because we continue to prove ourselves as a growing and viable entity to our vendors and creditors, these entities have begun to work more favorably with us as our future success is in the best interest of everyone.”

Funds to pay off the Nutmeg settlement are expected to come from our existing credit line. This transaction is expected to result in greater than $500,000 of “other income” affecting our third quarter 2010 results. This settlement prevents the conversion of Nutmeg debt into company stock that, as reported in the June 30, 2010 10-Q report, could have been potentially more than 7,350,000 shares due to the conversion of the notes and the grant of warrants under the terms of the notes.

Mr. Fasci went on to say: “In addition to the recent negotiated debt reductions and restructurings with our creditors, the Company has begun the task of evaluating potential investment banking partners. Now that we have a stronger story to tell the investment community, the Company is seeking to raise additional funds to be used for marketing, inventory expansion, and possibly expedited sales growth via acquisitions”.

About Secured Financial Network

Secured Financial Network, Inc. through its wholly owned subsidiary, RedFin Network, owns and operates a Level 1 (PCI) Certified payment gateway known throughout the industry as The RedFin Gateway. RedFin Network exclusively provides 24/7 Class A support, distribution, wireless activation, billing and fulfillment for Blue Bamboo products and services in the Americas. RedFin Network services ISO/MSP acquiring companies while managing The RedFin Gateway, and POS terminal / solutions helpdesk.

RedFin Network provides its partner’s development resources and documentation, which enable the evaluation of our (PCI) certified, market-ready POS solutions for Mobile Merchant, Hospitality, Wireless, Retail, Transportation and Enterprise solutions to support various transaction strategies in the Americas.
This press release contains statements, which may constitute ``forward-looking statements.'' Those statements include statements regarding the intent, belief or current expectations of Secured Financial Network, Inc. and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required under Federal securities laws, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contact

For Secured Financial Network, Inc.
Jeffrey Schultz, President & CEO
                954-376-7406